Exhibit 10.26

QUAD/GRAPHICS, INC. RETIREMENT AND RELEASE AGREEMENT

This Retirement and Release Agreement (“Agreement”) is entered into between Quad/Graphics, Inc. (“Quad/Graphics”), its parents, successors, predecessors, subsidiaries and former subsidiaries and any affiliated or related entities (collectively, the “Company”) and Thomas J. Frankowski (“Executive”).

1.Retirement Date; Vested Benefits. Executive agrees to continue in employment with the Company until December 31, 2021 (the “Retirement Date”), upon which date Executive’s Company-provided salary will end. Executive’s other benefits will be governed by the existing terms of the applicable benefit plans except as otherwise set forth in Section 2. For the avoidance of doubt, Executive will receive his vested benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”) in accordance with the terms of the SERP (including, for the avoidance of doubt, any applicable six-month delay) and his vested benefit under the Company’s tax-qualified retirement plan in accordance with the terms of such plan, will be eligible for participation in the Quad/Platinum Program in accordance with the Program’s terms if he elects to participate and will be eligible to elect to continue health coverage in accordance with the requirements of COBRA at Executive’s expense in accordance with the Company’s standard COBRA procedures.

2.Benefits. If Executive continues in employment in good standing with the Company until, and resigns as of, the Retirement Date, then, in exchange for Executive executing and not revoking this Agreement pursuant to Section 13(g) and complying with the terms of this Agreement, the Company will provide Executive with the following benefits to which Executive would not otherwise be entitled:

a.The cash long-term incentive plan awards then held by Executive shall be deemed earned in full at the target performance level. The amount of such awards shall be paid on the Retirement Date.

b.The then-outstanding and unvested restricted stock awards held by Executive (including accrued but unpaid dividends related to such awards) shall be forfeited and canceled in exchange for a cash payment equal to the sum of (1) the product of the number of unvested shares subject to such awards multiplied by the 20-trading-day volume weighted average price per share of the Company’s class A common stock over the 20 trading days beginning on December 1, 2021 plus (2) the accrued but unpaid dividends relating to the forfeited and canceled awards as of the Retirement Date. Such cash payment shall be made on the Retirement Date.

c.Executive’s annual bonus for fiscal year 2021 shall be paid in an amount based on actual performance as determined by the Compensation Committee of the Company’s Board of Directors. This amount shall be paid by March 15, 2022 in accordance with the terms of the Company’s annual bonus program for 2021.

d.Executive shall receive a lump sum cash payment of $56,000 in consideration of Executive’s unused long term vacation bank. Such amount shall be paid on the Retirement Date.

Executive acknowledges and agrees that (i) nothing in this Agreement, including Executive’s resignation in accordance with the terms of this Agreement, shall constitute a “Qualifying General Severance Termination” pursuant to the Employment Agreement, dated as of May 7, 2004, between Executive and the Company, as amended by Amendment No. 1., effective as of September 15, 2016 (the “Employment Agreement”); (ii) for the avoidance of doubt, Executive’s resignation shall not be deemed a retirement for purposes of any Company benefit plan or program except to the extent otherwise expressly provided herein; and (iii) any and all of the payments and benefits set forth herein shall be less appropriate tax withholding and other authorized and permitted deductions, in accordance with applicable law.
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3.Release.

a.In exchange for the consideration provided by the Company above and throughout this Agreement, Executive, on behalf of himself and his heirs, assigns, administrators, executors, beneficiaries, affiliates, insurers, representatives, and agents, completely releases and fully discharges the Company, its directors, officers, employees, fiduciaries, representatives, benefit plans, plan administrators, attorneys, insurers, and agents, past and present, individually and in their official capacities, and all persons acting by, through, under or in concert with any such person or entity (each a “Releasee”, and collectively, the “Releasees”) from and against all claims, liabilities, damages (including, but not limited to, compensatory, exemplary, and punitive damages), losses, expenses, back pay, front pay, loss of earnings, equitable relief, debts, reinstatement, and any and all other demands and causes of action of any sort, including attorneys’ fees, expenses, and costs (collectively, the “Claims”), whether known or unknown, that Executive may have against any Releasee. Executive’s release and discharge of Claims is general and complete, and includes, but is not limited to, Claims arising from or relating in any way to: acts, circumstances, facts, transactions, omissions or other matters, occurring on or before the date Executive executes this Agreement; Executive’s employment and the termination of Executive’s employment; wrongful discharge; the Employment Agreement, breach of contract; violation of public policy; torts; violation of any federal, state, local or foreign statute, law, constitution, regulation, or ordinance, including, but not limited to, Claims arising under the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any other federal, state or local anti-discrimination law; and the covenants contained in Section 7 of this Agreement, including, but not limited to, that such covenants are overly broad, unreasonable, or unenforceable.

b.This Agreement does not waive claims Executive may have to: (i) workers’ compensation benefits; (ii) government-provided unemployment benefits; (iii) vested rights subject to the terms of a benefit plan; (iv) claims for breach of this Agreement; (v) claims that may arise after the date Executive signs this Agreement; or (vi) any other right or claim that cannot be waived or released by private agreement.
c.Executive agrees that payment of the benefits described herein are contingent on Executive’s compliance with the other obligations in this Agreement, including, but not limited to, the covenants in Section 7. Executive agrees that (i) he will repay to the Company in full all amounts received under this Agreement and (ii) the Company has the right to cease providing any further benefits under this Agreement if, in the case of both (i) and (ii), the Company determines Executive engaged in a material violation of his obligations in this Agreement.
d.Executive understands and acknowledges that nothing in this Agreement prohibits or restricts him from filing a charge or complaint with, communicating with, or participating in an investigation or testifying in a proceeding by, a federal or state government agency or entity, including, but not limited to, the Equal Employment Opportunity Commission, National Labor Relations Board, or Securities Exchange Commission. Executive waives any and all rights to recover monetary damages or any other recovery in connection with any such investigation, proceeding, charge, complaint or lawsuit filed by Executive or by anyone else on behalf of Executive to the fullest extent permitted by law, except for any right Executive may have to receive a payment from a government agency for information provided to the government agency.

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4.Covenant Not to Sue.
a.Executive represents that he has not assigned any Claim to any other person or entity. Executive further represents that neither he nor any assignee or representative has a claim, complaint, or proceeding pending in any court, agency, commission or other forum relating, directly or indirectly, to Executive’s employment with the Company.
b.Notwithstanding Section 3(d), Executive agrees and covenants not to file any suit, complaint, claim, grievance or demand for arbitration against any of the Releasees in any court, administrative agency, commission or other forum. Should Executive violate any provision in this Section 4, Executive agrees to indemnify and hold harmless Releasees, including, paying the applicable Releasee(s) for all reasonable attorney's fees, costs, and expenses incurred in connection with any suit, complaint, claim, grievance, or demand.

5.Return of Company Property and Submitting Final Expenses.
a.Executive represents that he has returned to the Company and not retained in his possession, custody, or control, any Confidential Information or Company equipment, materials, and documents, including, but not limited to, files, emails, correspondence, reports, customer lists, recordings, pictures, computers, phones, electronic devices, keys, identification and access cards; including the originals and any and all copies thereof, whether in hard copy, electronic, or any other form, and regardless of where or how stored.

b.Executive agrees that he must submit to the Company an accurate, documented expense report for all reimbursable expenses through the Retirement Date within forty-five (45) calendar days following the Retirement Date. Executive agrees that expenses submitted after this forty-five (45)-day period will not be reimbursed.
6.Acknowledgement. Executive acknowledges and represents that he: (a) received all wages, leave, and benefits to which he was entitled through the Retirement Date; and (b) reported to the Company all known violations of Company policy or any foreign, federal, state or local law, rule or regulations.

7.Confidentiality and Noncompetition. Executive acknowledges and agrees that continues to be bound by and subject to the Confidentiality and Noncompetition covenants in Section 9 of the Employment Agreement as well as the provisions of Section 10 of the Employment Agreement (which all shall survive the termination of the Employment Agreement), and that receiving the benefits described herein is contingent on his compliance with such covenants.

8.Confidentiality of this Agreement. Executive agrees the terms of this Agreement are confidential and that, unless required by law, Executive will not disclose the existence of this Agreement or the terms of this Agreement, including, but not limited to, any amounts or benefits Executive receives in exchange for signing the Agreement, to anyone other than Executive’s legal counsel, professional financial or tax advisors, and Executive’s spouse. Executive agrees that prior to any disclosure of this Agreement to legal counsel, professional financial or tax advisors, or his spouse, Executive shall immediately tell each such person he/she must keep the Agreement confidential as well. Executive understands that he may disclose his obligations and covenants under Section 7 of this Agreement and Section 9 and 10 of the Employment Agreement to prospective employers as necessary to ensure Executive’s compliance with those provisions.

9.Cooperation. Executive agrees to be available to answer questions from and provide assistance to the Company on matters about which he had knowledge. Executive agrees to fully cooperate with the Company in any potential or pending litigation, proceeding, or investigation that may involve Executive or his knowledge, in any capacity, including, but not limited to, meeting at mutually convenient times with Company employees or the Company’s outside legal counsel; attending meetings, depositions and trial; and providing truthful and complete information. Executive understands that nothing in this Agreement prohibits him from providing truthful and complete information in connection with Section

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3(d). Executive shall resign from all positions held with the Company and its affiliates upon or, to the extent requested by the Company, prior to, the Retirement Date.

10.Non-Disparagement. Executive agrees not to condemn, ridicule, or disparage any Releasee, whether orally, in writing or otherwise, directly or by implication, in communication with any person, including, but not limited to, current, former, or prospective customers, employees, or vendors of the Company. Executive understands that nothing in this Agreement prohibits him from providing truthful and complete information in connection with Section 3(d).

11.Waiver of Reemployment. Executive agrees not to seek reemployment or to work as a consultant or independent contractor for the Company and expressly waives any right to do so. Executive agrees that if he applies for, obtains employment with, or obtains a contract or assignment to provide services to the Company, Executive will immediately withdraw from such application, employment, contract, or services, upon notification from the Company and that this Agreement is sufficient and appropriate legal grounds for denying or terminating such application, employment, contract, or services. Executive agrees the Company, in its sole discretion, reserves the right to waive the restrictions in this Section 11.

12.No Admission. Executive agrees this Agreement is not, and is not to be construed as, an admission by the Company or any Releasee of any wrongdoing, liability or violation of any foreign, federal, state, or local law.

13.Release of Claims Under the Age Discrimination in Employment Act. Executive acknowledges and agrees that he:

a.has carefully read this Agreement, the Agreement is written in a manner that she clearly understands, and that she fully understands all of the provisions of this Agreement;
b.this Agreement releases and discharges, among other claims, all claims he may have arising under the Age Discrimination in Employment Act of 1967, Older Workers Benefits Protection Act, and any similar state or local law;

c.releases and discharges such claims only in exchange for consideration in addition to anything of value to which he is otherwise entitled;

d.understands that rights or claims he may have under the Age Discrimination in Employment Act of 1967 that may arise after the date this Agreement is executed are not waived.

e.has had the opportunity to consult with legal counsel of his choice regarding this Agreement and its effects prior to executing this Agreement;

f.has had a full twenty-one (21) days within which to consider this Agreement before executing it; and

g.understands that Executive has a full seven (7) days after the date of his signature below to revoke this Agreement and that this Agreement shall not become effective or enforceable until the revocation period has expired. Executive understands that to revoke this Release, he must give written notice to the Company and that, immediately upon giving such notice, Executive shall be required to repay to the Company in full all amounts received under this Agreement. Such notice shall be deemed to have been duly given only when mailed by U.S. registered mail, return receipt requested and postage prepaid, to the attention of Jennifer J. Kent, Executive Vice President of Administration, General Counsel and Secretary, Quad/Graphics, Inc., N61 W23044 Harry’s Way, Sussex, WI 53089.

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14.Governing Law and Exclusive Forum. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against Executive or any Releasee. This Agreement shall be governed by the laws of Wisconsin, without regard to any state’s conflict-of-law provisions. The Company and Executive agree to the exclusive jurisdiction of the state or federal courts of Wisconsin for any dispute arising from or relating in any way to this Agreement.

15.Severability. The provisions of this Agreement are severable. If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it will not affect the validity or unenforceability of any other provisions or portions of this Agreement, except if the release contained in Section 3 is found to be unenforceable or void as result of any proceedings or action by Executive, the Company may, at its sole discretion, declare this Agreement null and void in its entirety and terminate any further benefits and payments to Executive under this Agreement.

16.Waiver. No waiver of the breach of any term of this Agreement shall be a waiver of any preceding or succeeding breach of this Agreement.

17.Capitalized Terms and Headings. Capitalized terms in this Agreement have the definitions provided in this Agreement. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18.Copies. A facsimile, copy, scan, or other machine-generated copy of this Agreement shall have the same force and effect as the original executed Agreement.

19.Entire Agreement. Executive agrees this Agreement contains the entire agreement between the parties on the subject herein and supersedes all prior discussions, negotiations, proposals and agreements, oral or written, except as otherwise provided in this Agreement or, for purposes of Section 7 herein, of the Employment Agreement. Executive agrees that, in executing this Agreement, he does not rely on any representation, promise, or inducement made by the Company or any Releasee, with the exception of what is documented in this Agreement.

20.Execution Date. Neither the Company nor Executive may execute this Agreement until the Retirement Date. Execution of this Agreement prior to that date is void. Provided that Executive does not revoke this Agreement pursuant to Section 13(g), this Agreement will be effective on the eighth day following Executive’s execution of this Agreement.
EACH PARTY’S SIGNATURE BELOW REPRESENTS THE PARTY HAS READ THIS AGREEMENT, FULLY UNDERSTANDS AND AGREES TO ALL THE TERMS AND CONDITIONS OF THE AGREEMENT, IS EXECUTING THE AGREEMENT OF THE PARTY’S OWN FREE WILL AND WITHOUT COERCION, THREATS, OR INTIMIDATION, AND THE PARTY KNOWINGLY AND VOLUNTARILY INTENDS TO BE LEGALLY BOUND TO THIS AGREEMENT.

QUAD/GRAPHICS, INC.		Thomas J. Frankowski

By:	/s/ Jennifer Kent
Signature

Title:	Executive Vice President and General Counsel	/s/ Thomas J. Frankowski
Signature

Date:	12/27/2021	Date:	12/27/2021

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